Exhibit 15.4

[Letterhead of Commerce & Finance Law Offices]

June 19, 2006

Ninetowns Digital World Trade Holdings Limited

5th Floor, Union Plaza

20 Chaowai Street

Chaoyang District

Beijing 100020

The People's Republic of China

RE:	NINETOWNS DIGITAL WORLD TRADE HOLDINGS LIMITED ANNUAL REPORT ON FORM 20-F

Dear Sirs,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Digital World Trade Holdings Limited with the U.S. Securities and Exchange Commission and to the references to us under the headings "Enforceability of civil liabilities" and "Regulation" in the Form 20-F.

Yours very truly,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices